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                                                                   EXHIBIT 11




March 19, 1997

Ms. Dee DeFerrari, Senior Vice President
Plasma-Therm, Inc.
10050 16th Street North
St. Petersburg, Florida 33716

Dear Dee:

Thank you for the opportunity to make the following commitment to you. NationsBank, N.A. (South) (the "Bank") is pleased to have approved for Plasma-Therm, Inc. (the "Borrower") a credit facility consisting of a $7,000,000 Confirmed Line of Credit and a $1,000,000 Term Loan (the "Loans"). This commitment is subject to the execution and delivery to the Bank of legal documents yet to be prepared, including, without limitation, a loan agreement and promissory notes. All such documents must be satisfactory in form and substance to the Bank and its counsel. The making and funding of any loans under this commitment is expressly subject in the Terms and Conditions described herein:

                              TERMS AND CONDITIONS

BORROWER:  Plasma-Therm, Inc.

AMOUNT AND TYPE OF LOANS:
(1)  $7,000,000 Confirmed Line of Credit (the "Line")
(2)  $1,000,000 Term Loan (the "Term Loan")

PURPOSE:
1) Fund short term working capital needs and support the issuance of letters of credit.
2)  Finance the purchase of capital equipment.

INTEREST RATE:
(1) Interest shall accrue on the unpaid principal balance at a floating rate equal to the one month LIBOR, as determined by the Bank and adjusted for reserves, deposit insurance assessments and other regulatory costs, plus 2.0%.

(2) Interest shall accrue on the unpaid principal balance at a floating rate equal to the one month LIBOR, as determined by the Bank and adjusted for reserves, deposit insurance assessments and other regulatory costs, plus 2.25%.

COMMITMENT FEES:
(1) Borrower agrees to pay a commitment fee equal to 3/4% of the Line upon the closing of the Line. In addition, should the Bank elect to renew the Line at its maturity and as long

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as no event of default occurred during the term of the Line, the renewal fee shall be limited to 1/2% of the exiting loan amount.

(2) Borrower agrees to pay a commitment fee equal to 3/4% of the Term Loan upon the closing of the Term Loan.

REPAYMENT TERMS:
(1) Repayment of the Line will consist of accrued interest paid monthly with the principal balance and any accrued interest payable at maturity on May 19, 1998.

(2) The Term Loan shall be repaid in 35 consecutive monthly installments of principal in the amount of $27,778, together with accrued interest payable and one final installment of all unpaid principal and accrued interest on the 36th and final payment.

LOAN DOCUMENTS: The Loans shall be made under and governed by definitive Loan Documents to be executed and delivered by the Borrower to the Bank and containing the terms set forth in this commitment and such other terms, conditions, representations, warranties and covenants as are usual and customary in lending transactions such as the Loans, which documents may include one or more promissory notes, a loan agreement, security agreements, financing statements and such other documents, instruments, certificates and agreements executed and/or delivered by Borrower in connection with the Loans (collectively, the "Loan Documents").

COLLATERAL:
(1) A first priority security interest in all accounts receivables owned by the Borrower or hereafter acquired and all replacements and substitutions thereof and proceeds thereof. In addition, the Borrower shall agree not to encumber its inventory during the term of the Line.

(2) A first priority security interest in equipment to be purchased with the Term Loan.

The Line and the Term Loan shall be cross-collateralized.

SURVIVAL: This commitment letter shall constitute one of the Loan Documents and shall survive the closing of the Loans, the execution and delivery of all Loan Documents, and the making of any advances or disbursements thereunder. In the event of a conflict between a provision contained in this commitment letter and a provision of any other Loan Document, the terms of the other Loan Document shall control.

CONDITIONS TO FIRST ADVANCE: Prior to the making by the Bank of the first advance to the Borrower, the following conditions precedent shall have been satisfied:

1. The Bank shall have received, duly executed, all Loan Documents and any other documents and instruments necessary or advisable in connection with the Loan, all of which shall be in form and substance satisfactory to the Bank and its counsel.

2. With respect to the personal property or other collateral described herein referred to above, the Bank shall have received (i) casualty insurance policies on tangible personal



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property naming the Bank as a loss payee thereunder, and (ii) evidence satisfactory to the Bank as to the validity, enforceability and priority of the Bank's security interest therein subject only to prior liens referred to in this commitment and such other exceptions as may be acceptable to the Bank in its sole discretion.

ADVANCE PROCEDURE: Advances under the Line will be made by telephonic or written communication from a person reasonably believed by the Bank to be an authorized representative of the Borrower. Unless otherwise agreed by the Bank, all advances will be made to a demand deposit account maintained at the Bank in the name of the Borrower.

BORROWING BASE: Notwithstanding the maximum amount of the Line, the total of advances outstanding under the Line at any time shall not exceed an amount equal to the sum of 80% of the book value of Borrower's eligible domestic receivables, 80% of all foreign receivables backed by letters of credit and 50% of all other eligible foreign receivables. For the purposes of the Line, eligible accounts receivable shall mean all accounts receivables less than 60 days. To the extent the total of advances outstanding hereunder at any time exceeds the Borrowing Base, Borrower shall immediately prepay the Line to such extent.

REPORTING REQUIREMENTS: So long as the Borrower is indebted to the Bank, the Borrower shall submit to the Bank the following:

1. Quarterly, within forty-five (45) days of the end of each fiscal quarter a 10Q report of the Borrower, including a balance sheet and income statement.

2. Annually, within one hundred and twenty (120) days following the end of the Borrower's fiscal year, a balance sheet and income statement prepared in accordance with generally accepted accounting principles on an audited basis by an independent certified public accountant, including statements of financial condition, income, cash flows and changes in shareholders' equity.

3. The Borrower shall submit to the Bank on a quarterly basis a report showing a detailed aging of accounts receivable within thirty (30) days of the end of each fiscal quarter.

4. The Borrower shall submit a quarterly borrowing base certificate showing all eligible accounts receivable and the total of advances outstanding under the Line within thirty (30) days of the end of each fiscal quarter. At each submission, the borrowing base certificate shall be calculated based on accounts receivables as of the previous fiscal quarter end.

REPRESENTATIONS AND WARRANTIES: Customary, including confirmation of corporate status and authority; execution, delivery and performance of Loan Documents do not violate law or existing agreements; no litigation except as disclosed to Bank; ownership of property; payment of taxes; no material adverse change in financial condition or operations since November 30, 1996; principal place of business; compliance with environmental laws and continuation of representations and warranties.

FINANCIAL COVENANTS: Until full payment and performance of all obligations of the Borrower under the Loans, Borrower will, unless Bank consents otherwise in writing (and without limiting any requirement of any other loan document):




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1.  Total Liabilities to Tangible Net Worth Ratio: Maintain a ratio of Total
Liabilities to Tangible Net Worth of not greater than 1.00 to 1.00 as of the end of each of Borrower's fiscal quarters. Tangible Net Worth is defined as total assets less total liabilities less intangibles, goodwill, leasehold improvements, and due from officers, stockholders and affiliates.

2. Cash Flow Coverage Ratio: Maintain a minimum Cash Flow Coverage Ratio of not less than 2.00 to 1.00. This ratio shall be defined as: net income plus depreciation expense plus amortization expense, plus interest expense, plus non-cash expenses less non-cash gains, less cash dividend payments, less capital stock repurchases all divided by the sum of current maturities of long
term debt and capital lease obligations plus interest expense.   This covenant
shall be measured quarterly on a rolling four quarter basis. At each quarter end, the numerator will be determined based on the previous four fiscal quarters while the denominator will be determined based on the subject fiscal quarter end. Interest expense for both the numerator and the denominator will be determined based on the subject fiscal quarter end.

All accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under generally accepted accounting principles ("GAAP"), as in effect from time to time, consistently applied.

AFFIRMATIVE COVENANTS: Customary, including the delivery of financial statements, reports and other information requested by Bank; maintenance of insurance; continuation of business and maintenance of existence; compliance with laws; payment of taxes; maintenance of property and notice of environmental claims.

NEGATIVE COVENANTS: Customary, including: capital expenditures of not more than $4,000,000 each fiscal year; transfer of assets; additional borrowings shall not exceed $1,000,000 annually; no additional liens on assets with the exception of those associated with the $1,000,000 in additional borrowings permitted.

EVENTS OF DEFAULT: A default shall occur under this letter of commitment and under each of the Loan Documents and under any other promissory note executed by Borrower in favor of Bank if the Borrower defaults in the payment of any amounts due and owing under the Loan or any other indebtedness owing to Bank within fifteen (15) days of its due date or fails to timely and properly observe, keep or perform any term, covenant, agreement or condition in any of the Loan Documents or in any other loan agreement, promissory note, or other contract securing or evidencing payment of any indebtedness of Borrower, any endorser or any guarantor of any loan to the Bank.

REMEDIES UPON DEFAULT: If the event a default shall occur Bank shall have all rights, powers and remedies available under each of the Loan Documents as well as all rights and remedies available at law or in equity.

CLOSING COSTS AND EXPENSES: The Borrower shall be responsible and liable for, and shall hold the Bank harmless from, and shall pay, all costs and expenses incurred by



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the Bank in connection with the Bank's review, due diligence and closing of the
Loans except reasonable attorney fees which are to be paid by the Bank.

MATERIAL ADVERSE CHANGE: This commitment may be terminated, in the sole discretion of the Bank, upon the occurrence of a material adverse change in the financial condition of the Borrower.

NON-ASSIGNABLE: This commitment and the right of the Borrower to receive loans hereunder may not be assigned by Borrower.

RELIANCE: This commitment constitutes an offer by the Bank to the Borrower to make the Loans on the terms and conditions set forth herein and should not be relied upon by any third party for any purpose.

AMENDMENT AND WAIVER: No alteration, modification, amendment or waiver of any terms and conditions of this commitment, or of any of the documents required by or delivered to the Bank under this commitment, shall be effective or enforceable against the Bank unless set forth in a writing signed by the Bank.

GOVERNING LAW: This commitment and the Loans shall be governed by and construed in accordance with the laws of the State of Florida (without regard to choice of law principles).

INTEGRATION: The terms set forth above represent the entire understanding between the Borrower and the Bank with respect to the subject matter of this commitment, and this commitment supersedes any prior and contemporaneous agreements, commitments, discussions and understandings, oral or written, with respect to the subject matter of this commitment.

ARBITRATION: ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE AND ANY SUCCESSOR THEREOF (J.A.M.S.), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

                 A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE CITY OF THE BORROWER'S DOMICILE AT TIME OF THE EXECUTION OF THIS INSTRUMENT, AGREEMENT OR DOCUMENT AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.



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                 B.       RESERVATION OF RIGHTS.  NOTHING IN THIS INSTRUMENT,
AGREEMENT OR DOCUMENT SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS AGREEMENT; OR (II) BE A WAIVER BY THE BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF THE BANK HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. THE BANK MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

EXPIRATION: This commitment shall expire on March 30, 1997. In addition, this commitment is to be closed within thirty (30) days of the acceptance date. Should this commitment not be accepted by the expiration date, and not closed within thirty (30) days of the acceptance date, then the Bank shall have no further obligation to extend credit hereunder.

Thank you for the opportunity to provide you with the financial services of NationsBank.


Sincerely,

/s/ James E. Harden, Jr.
------------------------
James E. Harden, Jr.
Vice President

The terms and conditions set forth above are accepted this 19th day of March, 1997.

Plasma-Therm, Inc.
/s/ Dee DeFerrari
-----------------
Dee DeFerrari
Senior Vice President



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